Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is made and entered into this 31st day of January, 2006, by and between Roderick English (“Executive”) and Remy International, Inc. (“Company”). The Executive and the Company are referred to herein as the “Parties.”

BACKGROUND

WHEREAS, the Executive is currently employed by the Company as Sr. Vice President, Human Resources and Communications; and

WHEREAS, the Parties desire to terminate their employment relationship and enter into this Agreement to reflect the compensation and other benefits to which Executive will be entitled by reason of his separation;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound hereby the Parties agree as follows:

TERMS

1. Special Assignment. Effective as of the date of this Agreement and continuing until October 31, 2006, the Executive shall be placed on special assignment. During the period of special assignment, the Executive shall not be an officer of the Company or a fiduciary with respect to any Company benefit plans or programs but shall continue as an employee of the Company and shall be paid the same monthly salary at the annual rate of $303,480. In addition, during the period of special assignment, the Executive shall be eligible to participate in the Company’s employee benefit plans (as such plans exist from time to time) on the same basis as other active employees. During the period of special assignment, the Executive shall not be required to report to the Company’s offices but shall make himself available on an as needed basis (not to exceed 40 hours in any given week) to assist with issues and matters related to labor relations, human resources and Company litigation. The Executive shall remain subject to all Company policies and procedures during his period of special assignment. In the event the Executive is terminated by the Company for cause prior to November 1, 2006, the Executive shall not be entitled to any further compensation or benefits hereunder (including amounts payable under Section 3 below).

2. Retirement. Effective as of the close of business on November 1, 2006, the Executive hereby retires as an employee of the Company and its affiliates.

3. Payments and Benefits. Provided the Executive does not revoke this Agreement within the revocation period explained below and fulfills his obligations hereunder, the Executive will be entitled to the following:

(a) Base Salary. The Executive shall receive any base salary earned through the date of the Executive’s retirement paid in accordance with the Company’s normal payroll practices.

(b) Bonus. The Executive shall receive any bonus or incentive payments under the Company’s Management Bonus Plan (the “Bonus Plan”) to which he is entitled for the Company’s 2005 fiscal year, when normally paid under the Bonus Plan, but not for any period after the Company’s 2005 fiscal year.

(c) Severance. The Company will pay Executive a severance allowance in the amount of Executive’s current base monthly salary of $25,290 for 7 months, beginning November 1, 2006, and ending May 31, 2007 (the “Severance Period”). The severance allowance will be paid in accordance with the Company’s normal payroll practices.

(d) Split Dollar Life Insurance. Effective as soon as practicable following the execution of this Agreement, the Company shall release in favor of the Executive all of the Company’s rights and interest under the Collateral Assignment Split-Dollar Insurance Agreement related to the universal life policy with ReliaStar (#S7136720) (the “Policy”) on the life of the Executive and thereafter the Executive shall be the sole owner of such Policy. The Company shall have no obligation to pay the 2006 or any future premium with respect to the Policy or to reimburse the Executive for any such premium or tax liability paid with respect to the Policy by the Executive.

(e) Outplacement. If the Executive wishes, the Company will pay for the senior executive outplacement service through Right Management Consultants to assist the Executive in locating another job, for a period of 12 months from the date of this Agreement or until the Executive begins working for another employer, whichever occurs first. These payments (which shall not exceed $15,000) are contingent upon the Executive’s cooperation with the outplacement service and upon active efforts by the Executive to locate another position.

(f) Supplemental Executive Retirement Plan. The Executive shall be entitled to payment of benefits under the Company’s Supplemental Executive Retirement Plan (the “SERP”) in accordance with the terms of the SERP.

4. Release of Claims. In consideration of the benefits described in Section 3, to which the Executive agrees he would not be entitled if he did not sign this Agreement, the Executive hereby releases the Company and all of the other “Released Parties” (as defined below) from, and waives as against any and all of the Released Parties, any and all legal claims, liabilities, and causes of actions (whether known or unknown, accrued or unaccrued, suspected or unsuspected) that he may have or may claim to have against the Company or any of the other Released Parties, arising at any time up to and including the date that he signs this Agreement (“Claims”). In addition, on or about his last day of employment with the Company, the Executive agrees to enter into a subsequent release containing terms substantially similar to the provisions of this Section 4 and covering the period from the date of this Agreement until his last day of employment. The Executive agrees that the foregoing release includes, covers, and extends to (without limitation) all Claims arising from or relating to the Executive’s employment with the Company, the terms and conditions of his employment with Company, and/or the termination of his employment with Company. Specifically, the Executive is agreeing to release and waive (without limitation and only by way of example) the following Claims:

(a) All Claims arising under any law prohibiting or governing discrimination based upon any protected characteristic (such as age, race, sex, national origin, religion, sexual orientation, and disability status), including (without limitation) Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, and the Age Discrimination in Employment Act (“ADEA”), as well as all similar state and local laws;

(b) All Claims arising under any law governing the payment of wages, benefits, and other compensation, including (without limitation) all Claims arising under the Employee Retirement Income Security Act of 1974 (ERISA), as amended;

(c) All common law Claims, including (without limitation) all Claims for wrongful discharge/termination, invasion of privacy, defamation, breach of contract, interference with business or contractual relations, and infliction of emotional distress; and

(d) All Claims arising under any other law or cause of action (whether federal, state, or local) governing the Executive’s employment with the Company and the termination of his employment with the Company, including without limitation the Sarbanes-Oxley Act, and the Worker Adjustment and Retraining Notification Act.

Notwithstanding the foregoing, nothing in this Section 4 shall serve to release any future Claims for benefits not yet due and payable under this Agreement or under the Company’s tax-qualified retirement plans.

The Executive promises not to file or join a lawsuit against the Company or any of the other Released Parties pleading or asserting any claims released by this Agreement. If the Executive breaches this promise, in addition to all the other remedies available to the Company, the Executive will reimburse the Company (and/or the other applicable Released Parties) for all attorneys’ fees and costs (or the applicable portion therefore) incurred in defending against any such released claims. While this Agreement will serve to release any ADEA claims referenced above, the attorneys’ fees and cost shifting provision set forth in this paragraph will not apply to any claims challenging the validity of this Agreement under the ADEA.

“Released Parties” shall mean the Company; the Company’s past, present, and future subsidiaries, parents, and affiliates; all of the foregoing persons/entities’ successors and/or assigns; all of the foregoing entities’ officers, directors, owners and shareholders, employees, agents, representatives, insurers, benefit plans (including such plans’ sponsors, administrators, trustees, insurers, and fiduciaries, and the like), and the like; and any other person/entity claimed to be jointly and/or severally liable with any of the foregoing persons/entities with respect to any

Claims or through which Company has acted, directly or indirectly, in its dealings with the Executive.

5. Executive Acknowledgment. The Executive acknowledges that he is signing this Agreement freely and voluntarily, and without reliance on any promise not expressly contained herein. The Executive further acknowledges that he has been advised to consult with an attorney prior to signing this Agreement, that he is entitled to consider this Agreement for a period of twenty one (21) days from the date he received it, and that he has an additional seven (7) day period following the date of his signature to revoke this Agreement, which shall not become effective or enforceable until the revocation period has expired.

6. Cooperation. Executive agrees that he will assist the Company and each of its affiliates in the defense of any claims or potential claims that have been made or may be made against the Company or its affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), and will assist the Company and each of its affiliates in the prosecution of any claims that may be made by the Company or its affiliates in any Proceeding, to the extent that such claims may relate to the period of Executive’s employment by the Company. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses.

7. Return of Documents and Property. The Executive (or his heirs or personal representative) shall deliver to the Company immediately (i) all documents and materials containing confidential information relating to the business or affairs of the Company or any of its affiliates, customers or clients and (ii) all other documents, materials and other property belonging to the Company or its affiliates, customers or clients that are in the possession or under the control of the Executive with the exception of the personal computer, cell phone and blackberry which shall become and remain the property of Executive.

8. Confidential Information. Except solely as required in the performance of his duties to the Company, the Executive shall at no time use for himself or others, or disclose to others, any confidential information including without limitation, trade secrets, data, know-how, design, developmental or experimental work, Company relationships, computer programs, proprietary information bases and systems, data bases, customer lists, business plans, financial information of or about the Company or any of its affiliates, customers or clients, unless authorized in writing to do so by the Company, but excluding any information generally available to the public or information which Executive possessed prior to his employment with the Company. The Executive understands that this undertaking applies to the information of either a technical or commercial or other nature and that any information not made available to the general public is to be considered confidential. The Executive acknowledges that such confidential information as is acquired and used by the Company or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by the Executive in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company or its affiliates, as the case may be.

9. Noncompetition. By and in consideration of the severance and other benefits to be provided by the Company hereunder, the Executive agrees, unless the Executive requests in writing to the Company, and is thereafter authorized in writing to do so by the Chief Executive Officer at the Company, that during the Severance Period, the Executive shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected in any manner with, including without limitation as a consultant, any business which at any relevant time during said period directly or indirectly competes with the Company or any of its affiliates in the State of Indiana, the United States or in any other country in which the Company does business. Notwithstanding the foregoing, the Executive shall not be prohibited during the non-competition period described above from being a passive investor where he owns not more than five period (5%) of the issued and outstanding capital stock of any publicly-held company. The Executive further agrees that during said period, the Executive shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company or its affiliates to terminate employment or hire any such employee, provided that the Executive shall be permitted to hire any such employee who is involuntarily terminated by the Company.

10. Enforcement. The Executive acknowledges that (i) the Executive’s work for the Company has given him access to the confidential affairs and proprietary information of the Company and its affiliates; (ii) the covenants and agreements of the Executive contained in Sections 8 and 9 are essential to the business and goodwill of the Company and its affiliates; and (iii) the Company would not have entered into this Agreement but for the covenants and agreements set forth in Sections 8 and 9. The Executive further acknowledges that in the event of his breach or threat of breach of Sections 8 and 9 of this Agreement, the Company, in addition to any other legal remedies which may be available to it, shall be entitled to appropriate injunctive relief and/or specific performance in order to enforce or prevent any violations of such provisions, and the Executive and the Company hereby confer jurisdiction to enforce such provisions upon the courts of any jurisdiction within the geographical scope of such provisions.

11. Amendments. This Agreement may be amended, modified or superseded only by a written instrument executed by both of the Parties hereto.

12. Governing Law. Except to the extent such laws are superseded by federal law, this Agreement shall be governed by the laws of the state of Indiana, without reference to principles of the conflicts of laws.

13. Prior Agreements. This Agreement contains the entire agreement between the Parties relative to its subject matter, and fully supersedes any and all prior oral or written agreements or understandings between the Parties pertaining to the Executive’s employment or termination of employment.

14. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Company and the Executive and their respective heirs, executors, personal representatives, successors and permitted assigns.

15. Withholding of Taxes. All payments made by the Company to the Executive under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

16. Invalidity of Portion of Agreement. If any provision of this Agreement or the application thereof to either Party shall be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforceable to the fullest extent of the law. If any clause or provision hereof is determined by any court of competent jurisdiction to be unenforceable because of its scope or duration, the Parties expressly agree that such court shall have the power to reduce the duration and/or restrict the scope of such clause or provision to the extent necessary to permit enforcement of such clause or provision in reduced or restricted form.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first written above.

REMY INTERNATIONAL, INC.

By:	/S/ Rajesh K. Shah

EXECUTIVE

/S/ Roderick English
Roderick English